Exhibit 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Posts Fourth Quarter 2007 Results
Harvey, La. — February 26, 2008 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $72.0 million and diluted earnings per share of $0.88 on revenues of $413.9 million, as compared to net income of $62.2 million and $0.76 diluted earnings per share on revenues of $319.1 million for the fourth quarter of 2006.
For the year ended December 31, 2007, net income was a record $281.1 million and $3.41 diluted earnings per share on record revenues of $1,572.5 million, as compared to net income of $188.2 million and $2.32 diluted earnings per share on revenues of $1,093.8 million for the year ended December 31, 2006.
Factors impacting the fourth quarter results as compared to the most recent quarter (third quarter of 2007) are as follows:
•	Rental Tools Segment revenue increased 16% from the third quarter of 2007 primarily due to increased rentals of accommodations, drill pipe and stabilization tools in domestic land and offshore market areas.
•	Marine Segment revenue increased 16% from the third quarter of 2007 as utilization increased to 70% from 62%.
•	Oil and Gas Segment revenue increased 8% from the third quarter of 2007 due to increased oil and gas prices.
•	Well Intervention Segment revenue decreased 6% from the third quarter of 2007 primarily due to a decrease in revenue from the derrick barge construction and charter contracts as the project nears completion and seasonal declines in production-related engineering and service activity in domestic land and offshore market areas.
•	Revenue from domestic land and international markets represented approximately 52% of total revenue during the quarter as compared to 54% in the third quarter of 2007.
•	General and administrative expenses increased $9.0 million, to $66.3 million over the third quarter of 2007, with the majority of the increase resulting from increased incentive compensation and insurance expense.

•	Income from operations decreased to $116.5 million from $120.7 million as a result of a $7.5 million gain on the sale of a non-core rental tools business in the third quarter of 2007. Excluding this gain, income from operations would have increased $3.2 million.
•	The Company’s earnings from its equity investment in Beryl Oil and Gas (formerly Coldren Resources) was negatively impacted by $2.4 million, which reflects the Company’s share of Beryl’s non-cash charges related to a reduction in the value of its oil and gas reserves ($2.1 million ) and a charge for the early extinguishment of debt ($0.3 million).
•	The Company’s effective annual income tax rate decreased from 35.5% to 35.0%, resulting in an effective tax rate for the fourth quarter of 33.5%.
Terence Hall, Chairman and CEO of Superior, commented, “Fourth quarter activity gradually improved during the first two months for many of our products and services before our typical seasonal softness impacted business in December, especially in the Gulf of Mexico and domestic land markets. However, due to our product/service mix and geographic diversification, we were able to absorb activity declines in certain regions. For instance, increased rentals of accommodation units as a result of a project award in the Rocky Mountain market area offset weather issues and other seasonal factors that impacted demand for services and rentals in other domestic land markets.
“Overall, the fourth quarter caps off a record year for the Company in terms of financial performance. During the year, we exceeded several internal operational and safety goals; attracted additional management talent that we believe will advance our diversification strategy; and we integrated the Warrior Energy Services acquisition. We believe all of these accomplishments further position the Company to create value in the years to come,” concluded Hall.
Well Intervention Group Segment
Fourth quarter revenue for the Well Intervention Group was $190.7 million, a 6% decrease from the third quarter of 2007 and a 43% increase from the fourth quarter of 2006. Income from operations was $37.0 million, or 19% of segment revenue as compared to $47.6 million, or 23% of segment revenue, in the third quarter of 2007. Lower revenue from the derrick barge construction contract accounted for about 60% of the segment’s revenue decrease. The remainder of the decrease was due to lower production-related activity for engineering and certain services in both domestic land and offshore market areas. The segment’s gross profit margin increased sequentially due to business mix, but the sequential operating margin decreased as a result of higher depreciation and general and administrative expenses.
Rental Tools Segment
Revenue for the Rental Tools segment was $137.5 million, 16% higher than the third quarter of 2007 and a 27% increase from the fourth quarter of 2006. Income from operations was $46.4 million, or 34% of segment revenue, down from $51.4 million, or 43% of segment revenue in the third quarter of 2007. Higher revenue is due to increased accommodation rentals in the Rocky Mountains market area, increased drill pipe rentals in the Gulf of Mexico and North Sea, and increased rentals of stabilizers in Mexico and the United Kingdom. Gross profit and operating margins were lower sequentially due to a higher mix of accommodations revenue, increased costs for upgrades at the Company’s stabilizer facilities, and a decrease in non-rental sales.
Marine Segment
Superior’s marine revenue was $30.5 million, a 16% increase over the third quarter of 2007 and a 24% decrease from the fourth quarter of 2006. Income from operations was $8.2 million, or 27% of segment revenue, up from $8.1 million, or 31% of segment revenue in the third quarter of 2007. Average daily revenue in the fourth quarter was approximately $332,000, inclusive of subsistence revenue, as compared to $286,000 per day in the third quarter of 2007. Average fleet utilization was 70% as compared to 62% in the third quarter of 2007 and 80% in the fourth quarter of 2006.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended December 31, 2007
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145’—155’	11	$9,328	58.5%
160’—175’	6	12,036	74.3%
200’	5	16,014	70.0%
230’—245’	3	25,611	84.4%
250’	2	38,032	94.0%
Oil and Gas Segment
Oil and gas revenue was $55.8 million, an 8% increase over third quarter 2007 levels and a 38% increase over the fourth quarter of 2006. Income from operations was a record $24.9 million, or 45% of segment revenue, up from $13.5 million, or 26% of segment revenue, in the third quarter of 2007. A 13% increase in the average realized price over the third quarter of 2007 more than offset a 9% decrease in total oil and gas production. Fourth quarter production was approximately 821,000 barrels of oil equivalent (boe), or about 8,900 boe per day, down from approximately 899,000 boe, or 9,800 boe per day in the third quarter of 2007. Production at South Pass 60, the Company’s largest producing field, was shut-in for part of the quarter due to equipment and facility upgrades.
This segment’s gross profit and operating margins increased significantly on a sequential and year-over-year basis as a result of lower lease operating expenses, including insurance expense.

Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Wednesday, February 27, 2008. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 303-262-2190. For those who cannot listen to the live call, a telephonic replay will be available through Wednesday, March 5, 2008 and may be accessed by calling 303-590-3000 and using the pass code 11108134#. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Twelve Months Ended December 31, 2007 and 2006
(in thousands, except earnings per share amounts)
(unaudited, except as noted)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
				(audited)
Oilfield service and rental revenues	$358,055	$278,698	$1,379,767	$966,139
Oil and gas revenues	55,811	40,378	192,700	127,682

Total revenues	413,866	319,076	1,572,467	1,093,821

Cost of oilfield services and rentals	166,460	123,411	631,545	427,477
Cost of oil and gas sales	10,735	17,559	66,580	70,028

Total cost of services, rentals and sales	177,195	140,970	698,125	497,505

Depreciation, depletion, amortization and accretion	53,874	33,538	187,841	111,011
General and administrative expenses	66,313	46,292	228,146	168,416
Gain on sale of business	—	—	7,483	—

Income from operations	116,484	98,276	465,838	316,889

Other income (expense):
Interest expense, net	(8,319)	(6,561)	(33,257)	(22,950)
Interest income	548	1,135	2,851	4,612
Loss on early extinguishment of debt	—	—	—	(12,596)
Earnings (losses) from equity-method investments, net	(493)	2,039	(2,940)	5,891

Income before income taxes	108,220	94,889	432,492	291,846

Income taxes	36,256	32,701	151,372	103,605

Net income	$71,964	$62,188	$281,120	$188,241

Basic earnings per share	$0.89	$0.78	$3.47	$2.36

Diluted earnings per share	$0.88	$0.76	$3.41	$2.32

Weighted average common shares used in computing earnings per share:
Basic	80,735	79,941	80,973	79,801

Diluted	81,998	81,460	82,389	81,289

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND DECEMBER 31, 2006
(in thousands)

	12/31/2007	12/31/2006
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$51,649	$38,970
Accounts receivable, net	343,334	303,800
Income taxes receivable	—	2,630
Current portion of notes receivable	15,584	14,824
Prepaid expenses	19,641	17,782
Other assets	40,797	41,781

Total current assets	471,005	419,787

Property, plant and equipment, net	1,086,408	804,228
Goodwill, net	484,594	444,687
Notes receivable	16,732	16,137
Equity-method investments	56,961	64,603
Intangible and other long-term assets, net	141,549	125,036

Total assets	$2,257,249	$1,874,478

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$69,510	$65,451
Accrued expenses	177,779	137,164
Income taxes payable	7,520	—
Current portion of decommissioning liabilities	36,812	35,150
Current maturities of long-term debt	810	810

Total current liabilities	292,431	238,575

Deferred income taxes	163,338	112,011
Decommissioning liabilities	88,158	87,046
Long-term debt	711,151	711,505
Other long-term liabilities	21,492	14,653

Total stockholders’ equity	980,679	710,688

Total liabilities and stockholders’ equity	$2,257,249	$1,874,478

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended December 31, 2007, September 30, 2007 and December 31, 2006
(Unaudited)
(in thousands)

	Three months ended,
Revenue	December 31, 2007	September 30, 2007	December 31, 2006

Well Intervention	$190,735	$202,807	$133,157
Rental tools	137,456	118,918	108,526
Marine	30,547	26,323	39,944
Oil and Gas	55,811	51,696	40,378
Less: Oil and Gas Eliminations (2)	(683)	(820)	(2,929)

Total Revenues	$413,866	$398,924	$319,076

	Three months ended,
Gross Profit (1)	December 31, 2007	September 30, 2007	December 31, 2006

Well Intervention	$87,647	$91,032	$55,319
Rental tools	90,401	83,776	75,935
Marine	13,547	12,737	24,033
Oil and Gas	45,076	32,742	22,819

Total Gross Profit	$236,671	$220,287	$178,106

	Three months ended,
Income from Operations	December 31, 2007	September 30, 2007	December 31, 2006

Well Intervention	$36,964	$47,613	$28,692
Rental tools (3)	46,396	51,446	41,715
Marine	8,192	8,148	19,244
Oil and Gas	24,932	13,532	8,625

Total Income from Operations	$116,484	$120,739	$98,276

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company’s four segments.

(2)	Oil and gas eliminations represent products and services from the company’s segments provided to the Oil and Gas Segment.

(3)	Income from operations in the Rental tools Segment includes a $7.5 million gain on sale of business for the three months ended September 30, 2007.